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                                                                   Exhibit 10.24

NOTE: The information designated by a bracketed asterisk ([*]) has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securties and Exchange Commission.

                                 SALES AGREEMENT

         Nisseki Chemical Texas Inc., a Delaware corporation having facilities at 10500 Bay Area Boulevard, Pasadena, TX 77507, hereinafter referred to as "SELLER", manufactures and sells primary carbonless copy paper solvents under the designations [*] and [*], having the Specifications set forth in Attachment A ("[*]" and "[*]") and the Material Safety Data Sheets set forth in Attachment B ("[*]" and "[*]"), hereinafter referred to as "PRODUCTS", and desires to sell PRODUCTS to Appleton Papers Inc., a Delaware corporation with offices at 825 E. Wisconsin Ave., Appleton, WI 54911, hereinafter referred to as "BUYER", desires to purchase PRODUCTS from SELLER.

         Now, therefore the parties agree as follows:

                        ARTICLE 1-0 OBLIGATION OF PARTIES

1-1 SELLER agrees to sell PRODUCTS to BUYER consistent with BUYER's need for PRODUCTS, and BUYER agrees to purchase PRODUCTS from SELLER, all on the following terms and conditions.

                              ARTICLE 2-0 QUANTITY

2-1 The quantity of PRODUCTS to be sold by SELLER and purchased by BUYER is approximately 12,000,000 pounds of PRODUCTS per year. This amount is only an estimate, and in no event shall BUYER be obligated to purchase any certain amount of PRODUCTS from SELLER, except BUYER is obligated to purchase, and SELLER is obligated to sell, a minimum of [*] percent ([*]) of BUYER's requirements for petroleum derived primary carbonless copy paper solvent from SELLER beginning no later than January 1, 2002, and is obligated to increase this minimum to [*] percent ([*]) by August 1, 2002. Further, BUYER shall have the option to purchase, and SELLER agrees to sell, any additional portion of BUYER's requirements according to procedures established in ARTICLE 5-0.

                                ARTICLE 3-0 TERM

3-1 The term of the Agreement is from January 1, 2002 through December 31, 2005 and continuing year-to-year thereafter until terminated as hereinafter provided.

                         ARTICLE 4-0 PRICE AND DELIVERY

4-1 The price of PRODUCTS shall be [*] for purchase orders issued from January 1, 2002, through December 31, 2002.

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4-2      For purchase orders issued from January 1, 2003 through December 31,
         2005, the price of the PRODUCTS for any given calendar year shall be as follows:
               a) If total PRODUCTS purchased are equal to or greater than
                  9,000,000 pounds a year [*] for all PRODUCTS purchased in the year;
               b) If total PRODUCTS purchased are equal to or greater than
                  7,500,000 pounds but less than 9,000,000 pounds a year [*] for all PRODUCTS purchased in the year;
               c) If total PRODUCTS purchased are equal to or greater than
                  6,000,000 pounds but less than 7,500,000 pounds a year [*] for all PRODUCTS purchased in the year;
               d) If total PRODUCTS purchased are equal to or greater than
                  3,000,000 pounds but less than 6,000,000 pounds a year [*] for all PRODUCTS purchased in the year;
               e) If total PRODUCTS purchased are less than 3,000,000 pounds a year [*] for all PRODUCTS purchased in the year.
4-3 The price of PRODUCTS includes all applicable freight and handling charges to deliver PRODUCTS to BUYER's Portage, WI facility according to BUYER's instructions.
4-4 The BUYER's forecasted annualized volume, to be provided SELLER in accord with Article 5-0 herein, will determine the price for the following year. If the BUYER does not meet the forecasted annualized volume, BUYER will pay SELLER the difference between price paid based upon the forecasted annualized volume and the price for the volume actually shipped that calendar year, pursuant to the provisions of
         Section 4-2, above. Such penalty shall be due and owing SELLER January 31 following the applicable calendar year. If the BUYER exceeds the forecasted minimum, SELLER will pay BUYER the difference between the price for the volume actually shipped that calendar year, pursuant to the provisions of Section 4-2, above, and the price paid based upon the forecasted annualized volume. Such credit shall be due and owing BUYER January 31 following the applicable calendar year.
4-5 For the calendar year commencing January 1, 2006, and for each calendar year thereafter, the price of PRODUCTS shall be mutually negotiated and agreed to no later than October 1 preceding the applicable calendar year. Once established, the price of PRODUCTS shall be valid for one calendar year.

                         ARTICLE 5-0 SCHEDULE; INVENTORY

5-1 BUYER shall issue in writing to SELLER BUYER's estimated quarterly and annual non-binding forecasts for PRODUCTS.
5-2 BUYER shall issue it's annual forecast so as to be received by SELLER no later than October 31 for the following calendar year.
5-3 BUYER shall issue its quarterly forecasts so as to be received by SELLER during the months of November, March, June, and September for each following calendar quarter.
5-4 In any calendar month BUYER shall be entitled to receive, and SELLER shall supply upon BUYER's request, up to twenty percent (20%) of BUYER's respective annual forecast.
5-5 BUYER may reasonably revise estimated annual forecasts, once given, due to changes in BUYER's actual requirements, provided, however, such revision shall not place an unreasonable burden on SELLER.

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5-6      SELLER will maintain at least five (5) weeks supply of the PRODUCTS consistent with the estimates provided by BUYER pursuant to this
         ARTICLE 5 to provide BUYER with assurances of an uninterrupted supply of the PRODUCTS. These quantities of inventory may be reviewed and adjusted from time to time based upon BUYER'S actual purchases of the PRODUCTS and based upon mutual agreement of the parties.

                        ARTICLE 6-0 CONTINGENT LIABILITY

6-1 SELLER recognizes that timely shipment of PRODUCTS to BUYER is of major importance to BUYER. Subject to the Force Majeure provisions below, if BUYER fails to receive a scheduled shipment in a timely manner due to reasons within SELLER's control and BUYER suffers consequential damages as a result in the form of a "charge back" from BUYER's customer, SELLER will reimburse BUYER up to fifty percent (50%) of the "charge back" subject to the following:

         (I) The maximum payment for such "charge backs" during the Agreement, in aggregate during any calendar year, shall not be more than $150,000.
         (II) SELLER reserves the right to, free of charge (including freight charges), supply PRODUCTS valued at the then current price to fully satisfy any payment.

                       ARTICLE 7-0 TITLE AND RISK OF LOSS

7-1 Title to and risk of loss of PRODUCTS shall pass to BUYER at the time of delivery once the PRODUCTS passes from the dedicated transportation vessel to the receiving flange of BUYER's receiving vessel in Portage, WI.

                            ARTICLE 8-0 PAYMENT TERMS

8-1 Purchase orders will be issued by BUYER for all orders for PRODUCTS. BUYER shall make payment for all PRODUCTS delivered hereunder-net forty-five (45) days from the date of the bill of lading for each shipment, as reflected per individual invoices.
8-2 The bill of lading shall be dated as of the date of shipment of PRODUCTS from SELLER's facility in Pasadena, TX.
8-3 Notwithstanding any language herein, in no event and under no circumstances shall BUYER be obligated to make payment for any PRODUCTS prior to BUYER's receipt of such PRODUCTS at BUYER's facility in Portage, WI.

           ARTICLE 9-0 WARRANTIES AND LIABILITIES FOR PRODUCTS QUALITY

9-1 SELLER's warranty on PRODUCTS quality, characteristics, and performance shall be that the PRODUCTS will meet the Specifications set forth in Attachment A ([*]) and will be free from contaminants, and that PRODUCTS will be in accordance with all applicable federal, state and local laws and regulations. Except as set forth in this ARTICLE 9 and in ARTICLE 10 below, all other descriptions, warranties, and guarantees are hereby excluded, AND WITHOUT LIMITATION OF THE FOREGOING THERE IS HEREBY EXCLUDED ALL IMPLIED WARRANTIES INCLUDING IMPLIED WARRANTIES OF FITNESS FOR PURPOSE AND OF MERCHANTABILITY.

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9-2      SELLER shall provide a Certificate of Analysis on each shipment and such other test data as may be reasonable and mutually agreed upon by both parties provided that such Certificate of Analysis and other data shall not alter the specifications for PRODUCTS.
9-3 If PRODUCTS should at any time not meet the warranty given in ARTICLE 9-1 above, then BUYER's sole remedy for such shall be to have SELLER supply on-specification PRODUCTS to BUYER's plants in such quantity as was off-specification and SELLER shall bear the shipping costs for such quantities.
9-4 If PRODUCTS should at any time not meet BUYER's in-process specifications and performance criteria and BUYER can provide objective evidence to reasonably demonstrate such non-performance, then BUYER's sole remedy for such shall be to have SELLER supply performing PRODUCTS to BUYER's plants in such quantity as was non-performing and SELLER shall bear the shipping costs for such quantities.
9-5 If SELLER's failure to supply on-specification or non-performing PRODUCTS results in BUYER failing to receive a scheduled shipment of on-specification or performing PRODUCTS in a timely manner, and BUYER suffers consequential damages therefrom, the provisions of ARTICLE 6 shall apply.

                               ARTICLE 10-0 PATENT

10-1 SELLER represents and warrants that all PRODUCTS delivered hereunder and the use thereof as delivered will not infringe any valid, unexpired Letters Patent and that SELLER will at its own expense defend, indemnify, and hold harmless BUYER from and against all claims, demands, actions, and liability arising out of such infringements subject to the following provisions of this Article.
10-2 SELLER's liability pursuant to this Article shall not extend to any infringement where other materials are used with PRODUCTS such that the composition or use with such other materials was necessary to constitute the infringement.
10-3 Provided that SELLER selects counsel reasonably acceptable to BUYER and pursues the defense diligently, BUYER shall give SELLER full responsibility in the handling of the defense to any claim of infringement. BUYER may retain its own counsel to defend the claim at its own expense.
10-4     SELLER's maximum liability shall not exceed $2,000,000 (USD).
10-5 If such infringements are resolved to the mutual satisfaction of both BUYER and SELLER, then SELLER reserves the right, free of charge, to supply non-infringing PRODUCTS valued at the then current contract price, as set forth herein, to fully satisfy payment. Otherwise, payments will be made in US dollars.

                           ARTICLE 11-0 FORCE MAJEURE

11-1 SELLER and BUYER will be excused from the obligations of this Agreement to the extent that performance of either is delayed or prevented by any circumstances reasonably beyond its control, including but not limited to Acts of God, fire, explosion, mechanical breakdown, strikes or other labor disputes, plant shutdown, unavailability of or interference with the usual means of transporting the PRODUCTS or inability to obtain raw materials or energy for the manufacture of PRODUCTS, or compliance with any law, regulation or request of any governmental authority.
11-2 The obligation of BUYER to pay for PRODUCTS received is never suspended.

                                       4

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11-3     If for reasons of Force Majeure SELLER is unable to timely provide
         PRODUCTS to BUYER, SELLER will take all reasonable steps to find substitute PRODUCTS for BUYER for the period of delayed performance. Such substitute PRODUCTS will be provided to BUYER at the PRODUCTS Price set forth in ARTICLE 4.

                            ARTICLE 12-0 INDEMNITIES

12-1 SELLER agrees to indemnify, defend, and hold harmless BUYER and any contractor, agent, or employee of BUYER from and against all claims, demands, losses, damages, actions, or liability of any kind, including attorneys' fees, arising from SELLER's negligence or willful misconduct under this Agreement.
12-2 BUYER agrees to indemnify, defend, and hold harmless SELLER and any contractor, agent, or employee of SELLER from and against all claims, demands, losses, damages, actions, or liability of any kind, including attorneys' fees, arising from BUYER's negligence or willful misconduct under this Agreement.

                                ARTICLE 13-0 LAWS

13-1 The Parties each represent and warrant that it shall, in the performance of this Agreement, comply with all applicable United States of America federal, state, and local statutes, rules of law, ordinances, regulations, and regulatory orders.

                           ARTICLE 14-0 GOVERNING LAW

14-1 Except where inconsistent with the terms and conditions herein, this Agreement shall be governed by the Wisconsin Uniform Commercial Code provisions applicable to transactions in goods.

                            ARTICLE 15-0 ARBITRATION

15-1 All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration in New York in accordance with the rules of procedure of the American Arbitration Association, and the awards there of shall be final and binding upon the parties.

                             ARTICLE 16-0 ASSIGNMENT

16-1 Neither party shall assign, transfer, or otherwise dispose of this Agreement in whole or in part, to any person, firm, or corporation without prior written consent of the other party, which consent shall not be unreasonably withheld. However, BUYER shall not be required to obtain written consent from SELLER pursuant to this ARTICLE 16 prior to the transfer of a majority of BUYER's common stock.

                            ARTICLE 17-0 TERMINATION

17-1 Either party may terminate this Agreement by giving written notice on or before December 31, 2004 that termination shall be effective on December 31, 2005, or by

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          giving twelve (12) months written notice of termination on or before
          December 31 of any following year, such termination to be effective on the subsequent contract anniversary date.
17-2 Either party may terminate this Agreement for a material breach by the other party of its obligations hereunder, if after thirty (30) days after the defaulting party receives written notice of its default the default has not been remedied.
17-3 This Agreement shall automatically terminate in either of the two following situations:

          (I)  either party makes an assignment for the benefit of creditors, or
          (II) a receiver is appointed for either party.

                          ARTICLE 18-0 ENTIRE AGREEMENT

18-1 This Agreement constitutes the entire agreement between the parties and there are no understandings, representations, or warranties of any kind, expressed or implied, not expressly set forth herein. In the event of any inconsistency between the provisions of this Agreement and any of BUYER's purchasing terms and conditions, the provisions of this Agreement shall prevail.
18-2 No modification of this Agreement shall be of any force or effect unless such modification is in writing and signed by the party to be bound thereby, and no modification shall be effected by acknowledgment or acceptance of purchase order forms or receipt of acknowledgement or invoice forms containing terms and conditions at variance with those set forth herein or in addition to those set forth herein.

                               ARTICLE 19-0 WAIVER

19-1 The failure of either party to enforce any right or provision hereof shall not be considered a waiver by such party of its right to enforce such right or provision in the future.

                         ARTICLE 20-0 TECHNICAL EXCHANGE

20-1 Both parties recognize that Technical Service is extremely important for the carbonless copy paper business. SELLER maintains an ongoing testing and development facility in SELLER's Research Laboratory in Kawasaki City Japan. As part of this Agreement, BUYER and SELLER agree to participate in Technical Exchange Meetings two times per year for the mutual benefit of both parties. The meetings shall rotate between Appleton, WI, Pasadena, TX, and Kawasaki City, Japan unless said locations are changed by mutual agreement of both parties.

    21-0 ARTICLE TECHNICAL SUPERIORITY; THIRD PARTY IMPROVEMENTS

21-1 If, during the term of this Agreement, BUYER identifies third-party product(s) which demonstrate technology, quality, or health or safety improvements, BUYER may replace the PRODUCTS with the third party product provided: (1) BUYER provides written notice to SELLER that BUYER has identified a third party product improvement; (2) BUYER, to the extent BUYER is able to disclose such information, provides SELLER with a functional description of the third party product; (3) SELLER is given one hundred twenty (120) days from the date of BUYER's written notice to develop a

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          product that is equivalent or substantially equivalent, in BUYER's judgment, to the third party product; and (4) SELLER is unable to provide an equivalent product at substantially the same cost. BUYER is not prevented under this clause from using improved products if BUYER is unable to disclose sufficient information to enable SELLER to develop an equivalent product. If the third party product improvement relates to health or safety issues, SELLER agrees to immediately release the product from the quantity requirements of this Agreement as of the date of BUYER's written notice and continuing through the one hundred twenty (120) day development period afforded SELLER. If SELLER is able to develop an equivalent product, and SELLER and the third party's product performance is equal, and the only issue is pricing of the product; SELLER shall have the right of refusal to either meet the price or release the product from the quantity requirements of this Agreement.

                              ARTICLE 22-0 NOTICES

22-1 All notices required to be given hereunder will be in writing and deemed to have been given if mailed to the other party at the address given below or at such other address as may have been substituted in writing therefore.

             APPLETON PAPERS INC.                   NISSEKI CHEMICAL TEXAS INC.
                  PO Box 359                          10500 Bay Area Boulevard
              Appleton, WI 54912                         Pasadena, TX 77507
             Attn: Peter A. Komlos                     Attn: Smith E. Howland

                         ARTICLE 23-0 EQUAL OPPORTUNITY

23-1 Because of certain contracts under which BUYER provides goods, either to the federal government or to others who use BUYER's Services in connection with federal government contract work, BUYER may be covered by laws regarding affirmative action in employment. These laws require that BUYER make certain affirmative action clauses a part of its contracts with Contractors, vendors, and (sub)Contractors. Therefore, if applicable, the following clauses are incorporated into this Agreement by reference, as if they were set forth in their entirety.

(1) For contracts that exceed $10,000 or for contracts in any amount which, in the aggregate, exceed $10,000 in any twelve month period: the Federal Equal Employment Opportunity Clause regarding minorities and females. 41 CFR 60-1.4; FAR 52.222-26.

(2) For contracts exceeding $10,000: the Federal Equal Employment Opportunity Clause regarding persons with disabilities; and the Federal Equal Employment Opportunity Clause regarding special disabled veterans and veterans of the Vietnam era. 41 CFR 60-741.5 and 41 CFR 60-250.5; FAR 52.222-35, 36.

                           ARTICLE 24-0 EFFECTIVE DATE

24-1 This Agreement shall become effective when executed by both Parties. When so executed, the effective date of this Agreement shall be deemed to be January 1, 2002.

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IN WITNESS WHEREOF, each party has duly executed this Agreement by its duly authorized representative as provided herein below:

APPLETON PAPERS INC.                             NISSEKI CHEMICAL TEXAS INC


By: /s/ Rick J. Fantini                          By: /s/ Smith E. Howland
   --------------------                             ---------------------
     Rick J. Fantini                                  Smith E. Howland

Title: Vice President of Operations              Title: President and CEO

Date:  1/28/02                                   Date:  2/4/02

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

                                  Attachment A

                               Product Data Sheet

                Nisseki                              Nisseki Chemical Texas Inc.

                                       [*]

                                  Attachment B

                           Material Safety Data Sheet

               Nisseki                               Nisseki Chemical Texas Inc.

                                       [*]

                                       10